Exhibit 10.32

Kura Oncology, Inc.

February 4, 2022

Marc Grasso, M.D.

Re: Separation Agreement

Dear Marc:

This letter sets forth the terms of the separation agreement (the “Agreement”) that Kura Oncology, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
Resignation. You have informed the Company that you intend to resign from employment with the Company without Good Reason (as defined in that certain Executive Employment Agreement between you and the Company effective as of August 21, 2018 (as amended pursuant to that certain First Amendment to Executive Employment Agreement effective as of August 21, 2018, the “Prior Agreement”). Accordingly, you acknowledge and agree that you are not entitled to any severance benefits under the Prior Agreement. The Company hereby accepts your resignation, effective as of February 4, 2022, which will be your last day of employment (the “Separation Date”). For purposes of clarity, as of the Separation Date, you will no longer hold any employment or officer positions with the Company or any of its related affiliates, parents or subsidiaries. The Company will pay you all accrued salary, and any and all accrued and unused paid time off earned through the Separation Date, subject to required payroll deductions and withholdings. You are entitled to these payments even if you do not sign this Agreement.
2.
Health Insurance; COBRA. Your health insurance benefits through the Company will continue through February 28, 2022. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you may be eligible to continue coverage under such group health plan (or to convert to an individual policy), following such date at your own expense. No provision of this Agreement will affect your continuation coverage rights under COBRA. You will be provided with a separate notice describing your rights and obligations under COBRA laws, and any rights to convert to an individual policy, on or after the Separation Date.
3.
Consideration; Transition Agreement. Although the Company has no obligation to do so, if you timely sign, date and return this Agreement to the Company within twenty-one (21) calendar days, allow it to become effective, and comply fully with your obligations hereunder (including, but not limited to, your continuing obligations in your Confidentiality Agreement and your obligations to timely return all Company property as detailed in Sections 5 and 6 below), the Company will agree to enter into a transition services relationship with you on the following terms and conditions (the “Advisory Relationship”):
3.1.
Advisory Services. You agree to provide advisory services to the Company in any area of your expertise, including providing strategic advice and counseling as requested (hereinafter “Advisory Services”). All requests for Advisory Services will come from Troy E. Wilson, Ph.D., J.D., the Company’s President and Chief Executive Officer. You may occasionally be requested to report to the Company’s offices to perform the Advisory Services but you may complete the Advisory Services at a location of your choosing. You will perform all requests in a timely fashion and will exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Advisory Services. You and the Company agree to work cooperatively and in good faith in connection with your performance of the Advisory Services. When providing such Advisory Services, you shall abide by the Company’s policies and procedures.
3.2.
Transition Period. The Advisory Relationship will be deemed to have commenced on the Separation Date and will continue until the date that is three (3) months after the Separation Date; unless the Advisory Relationship is terminated earlier pursuant to Section 3.9 below (such term of the Advisory Relationship, the “Transition Period”). The Transition Period can only be extended beyond this time period by a writing signed by you and an authorized member of the Company’s executive team.
3.3.
Consideration for Advisory Services; Equity Vesting. As sole consideration for the Advisory Services, the Company will consider your change of status (effective as of the Separation Date), and your Advisory Services during the Transition Period, to constitute “Continuous Service” as defined in the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Equity Plan”), and therefore your outstanding equity awards will continue to vest and, as applicable, be exercisable, in accordance with their terms during the Transition Period; provided that any stock options that are “incentive stock options” under Section 422 of the Internal Revenue Code shall, upon the three (3) month anniversary of the Separation Date, cease to be eligible for the tax treatment afforded to “incentive stock options.” Vesting of your equity awards will cease at the termination of the Transition Period and your rights to exercise or otherwise acquire any vested shares shall be governed and controlled by the Equity Plan and your applicable grant documents (the “Equity Documents”). All terms, conditions and limitations applicable to your equity awards will continue to be subject to the applicable Equity Documents. For the avoidance of doubt, if you do not satisfy the obligations set forth in Section 3, or if you do not enter into the Advisory Relationship, your “Continuous Service” for purposes of your equity awards will terminate, and the vesting of your outstanding equity awards will cease, on the Separation Date.
3.4.
Independent Contractor Relationship. Your relationship with the Company during the Transition Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. You will not be entitled to any of the benefits that the Company may make available to its employees, including but not limited to, group health or life insurance, or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Transition Period will not be subject to the Fair Labor Standards Act or any other state laws or regulations governing employment relationships.
3.5.
Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of a member of the Company’s executive team. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party, unless authorized by the Company in writing, to do so.

3.6.
Confidential Information and Inventions. You agree that, during the Transition Period and thereafter, you will not use or disclose, other than in furtherance of the Advisory Services, any privileged, confidential or proprietary information or materials of the Company, including any privileged, confidential or proprietary information that you obtained or developed during your employment with the Company, or that you obtain or develop in the course of performing the Advisory Services. Any and all work product you create in the course and scope of performing the Advisory Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course and scope of performing the Advisory Services. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
3.7.
Other Work Activities / Representations. Throughout the Transition Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your Advisory Services for the Company.
3.8.
No Solicitation of Employees, Consultants or Contractors. To the extent permitted by applicable law, you agree that during the Transition Period and for the one year period after the Transition Period ends for any reason, including but not limited to termination by you or the Company, you will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others (except on behalf of Company) solicit, induce, or encourage any person known to you to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with the Company.
3.9.
Early Termination of Transition Period. If, during the Transition Period, the Company reasonably believes that you have failed to provide the Advisory Services or otherwise breached any obligation you may owe to the Company, the Company may terminate the Transition Period upon written notice to you. Additionally, you may terminate the Transition Period, for any reason, upon written notice to the other party.
4.
No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not earn by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, bonus advances, incentive compensation, commissions, or equity, equity acceleration or vesting), severance, or benefits prior to, on, or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan.
5.
Confidentiality Agreement. You acknowledge and reaffirm your continuing obligations owed to the Company under your executed Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”), which include but are not limited to your continuing obligations not to use or disclose any confidential or proprietary information of the Company.
6.
Return of Company Property. You agree to immediately return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company or its affiliates (and all reproductions thereof in whole or in part). You further represent that you have made a diligent search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., iPhone, iPad, Android) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company or affiliate confidential or proprietary data, materials or information, then you must immediately provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company or affiliate confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. Following your return of Company property pursuant to this Section, the Company may permit you to receive and/or use certain documents, equipment, and/or information reasonably necessary to perform the Advisory Services, all of which you shall return to the Company by the last day of the Transition Period, or earlier upon the Company’s request, without retaining any copies or embodiments (in whole or in part).
7.
No Disparagement. You agree not to disparage the Company and its affiliates, and the Company’s and its affiliates’ officers, directors, employees, stockholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Nothing in this Section 7 or this Agreement will be interpreted or construed to prevent you from giving truthful testimony to any law enforcement officer, court, administrative proceeding or as part of an investigation by any Government Agency (as defined below). In addition, nothing in this Section 7 or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under federal law or regulation or under other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.”
8.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement pursuant to a government investigation, if necessary to enforce its terms, or as otherwise required by law; and (c) you may make such statements and disclosures as set forth in the section of this Agreement entitled “Protected Rights.” In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor, with the exception of noting the length of the Agreement. Notwithstanding any provision in this Agreement to the contrary, nothing herein shall prevent you from disclosing the fact or terms of this Agreement as part of any government investigation, or prohibit you from filing a charge, complaint, or report with, or otherwise communicating with, providing information to, or cooperating, or participating with any investigation or proceeding by or before the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local government agency or commission.

9.
No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.
10.
Cooperation. You agree to cooperate fully with the Company and its affiliates in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company and its affiliates upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.
11.
Release of Claims.
11.1.
General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parents, direct and indirect subsidiaries, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
11.2.
Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with or services for the Company or its affiliates, or the termination of that employment or those services; (ii) all claims related to your compensation or benefits from the Company or its affiliates, including salary, bonuses, incentive compensation, commissions, paid time off, expense reimbursements, severance benefits, notice rights, fringe benefits, stock, restricted stock, stock options, or any other ownership interests in the Company or its affiliates; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; and (v) all constitutional, federal, state, and local statutory and common law claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Family Rights Act (as amended), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
11.3.
Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company or its affiliates to which you are a party, the charter, bylaws, or operating agreements of the Company or its affiliates, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.
11.4.
Protected Rights. You understand that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
11.5.
ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement; (iii) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it earlier, but no earlier than the Separation Date); (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke your acceptance (by providing written notice of your revocation to Troy E. Wilson, Ph.D., J.D., the Company’s President and Chief Executive Officer); and (v) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth calendar day after the date that this Agreement is signed by you provided that you do not revoke your acceptance (the “Effective Date”).
12.
Waiver of Unknown Claims. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.
13.
Expense Reimbursements. You must submit, within thirty (30) calendar days after the Separation Date, expense reports to the Company seeking reimbursement for any business expenses incurred through the Separation Date. The Company will reimburse you for these business expenses, pursuant to its standard policies and practices.
14.
Representations. You hereby represent that: you have been paid all compensation owed and for all time worked; you have received all the leave and leave benefits and protections for which you are eligible pursuant to applicable law or Company policy; and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.
15.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
16.
General. This Agreement, together with the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof and, for clarity, supersedes the Prior Agreement with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

[Signature page to follow]

If this Agreement is acceptable to you, please sign below on or within twenty-one (21) calendar days from the date you receive it from the Company (but no earlier than the Separation Date), and then promptly return the fully signed original to me. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

We look forward to continuing to work with you during the Transition Period, and wish you the best in your future endeavors.

Sincerely,

Kura Oncology, Inc.

By:	/s/ Troy E. Wilson, Ph.D., J.D.
Name:	Troy E. Wilson, Ph.D., J.D.
Title:	President and CEO
Date:	February 4, 2022

Understood and Agreed:

/s/ Marc Grasso, M.D.
Marc Grasso, M.D.

February 4, 2022
Date

Exhibit A

CONFIDENTIALITY AGREEMENT